EXHIBIT 23.6

Consent of Person Named to Become a Director

I hereby consent to my being named in the Registration Statement on Form S-l of Century Commercial Bancorp, Inc. (the “Company”), as a person who will become a director of the Company and of Century Bank upon consummation of the transactions referenced therein.

/s/ Richard C. Ebner
Richard C. Ebner

Dated: December 18, 2007